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                                                                      Exhibit 11

                             AMERICAN STORES COMPANY
                        CALCULATION OF EARNINGS PER SHARE
                                   (Unaudited)
                      (In thousands, except per share data)


                                                             1994       1993         1992


Primary Earnings Per Share

Primary earnings applicable to shareholders before
 extraordinary item                                       $345,184    $262,090    $207,466
Extraordinary item                                               0    (15,000)           0

Primary earnings applicable to shareholders               $345,184    $247,090    $207,466

Earnings per share before extraordinary item                 $2.42       $1.85       $1.48
Extraordinary item                                               0       (0.11)          0

Primary earnings per share                                   $2.42       $1.74       $1.48

Average shares outstanding                                 142,767     142,202     140,314


Fully Diluted Earnings Per Share

Earnings applicable to shareholders before extra-
 ordinary item                                            $345,184    $262,090    $207,466
Plus interest on convertible debentures                      7,612       7,612       7,612

Fully diluted earnings applicable to shareholders
 before extraordinary item                                 352,796     269,702     215,078
Extraordinary item                                               0    (15,000)           0

Fully diluted earnings applicable to shareholders         $352,796    $254,702    $215,078

Earnings per share before extraordinary item                 $2.33       $1.79       $1.44
Extraordinary item                                               0       (0.10)          0

Fully diluted earnings per share                             $2.33       $1.69  (1)  $1.44  (1)

Fully diluted average shares outstanding                   151,211     151,020     149,694

Calculation of Fully Diluted Average Shares Outstanding

Effect of assumed exercise of stock options:

Proceeds from assumed exercise                             $13,773     $23,557     $33,451
Shares under options outstanding                             1,213       2,139       3,176
Shares assumed acquired with proceeds under the
  treasury stock method                                      (547)     (1,099)     (1,574)
Incremental shares due to assumed exercise
  of stock options                                             666       1,040       1,602

Fully diluted average shares outstanding:

Average shares outstanding                                 142,767     142,202     140,314
Assumed exercise of stock options                              666       1,040       1,602
Assumed conversion of debentures                             7,778       7,778       7,778

       Total                                               151,211     151,020     149,694


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(1)          Dilution is less than 3%.